Exhibit 99.1

NEWS RELEASE

Contact:    Kathy Liebmann                             (734) 241-2438                                                    kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS FISCAL 2016 THIRD-QUARTER RESULTS

Consolidated operating income increases 29%

MONROE, Mich., February 17, 2016—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal 2016 third quarter ended January 23, 2016.

Fiscal 2016 third-quarter highlights for continuing operations:

•      Sales increased 7.3% to $384.0 million compared with the prior-year third quarter;

•      The company reported earnings per diluted share of $0.43 from continuing operations attributable to La-Z-Boy Incorporated, an increase of 26.5% over last year’s third quarter;

•      Consolidated operating income for the fiscal 2016 third quarter increased 29.2% to $34.8 million, with consolidated operating margin increasing to 9.1%;

•      Operating margin for the upholstery segment was 10.9%;

•      Operating margin for the retail segment was 8.0% versus 4.7% in the prior-year quarter;

•      Operating margin for the casegoods segment was 7.2% compared with 3.3% in last year’s third quarter; and

•      The company generated $48.0 million in cash from operating activities.

Sales for the fiscal 2016 third quarter were $384.0 million, up 7.3% compared with the prior year’s third quarter.  The company reported net income from continuing operations attributable to La-Z-Boy Incorporated of $21.9 million, or $0.43 per diluted share, versus $17.8 million, or $0.34 per diluted share, in last year’s third quarter.

Kurt L. Darrow, Chairman, President and Chief Executive Officer, of La-Z-Boy, said, “We are very pleased with our results for the quarter.  Across the business, we experienced a 7.3% increase in sales which translated to strong operating margin performance in all three business segments.  Our consolidated operating margin was 9.1%, the highest the company has achieved in any quarter in more than 12 years. These results demonstrate solid execution across the business, including supply chain optimization, improved forecasting and planning, and more consistent service and delivery. Additionally, we are particularly pleased that just halfway through our 4-4-5 store build out initiative, we reached our $4 million average-revenue-per-store objective, which, we believe, bodes well for future performance.  During the quarter, we generated $48.0 million in operating cash flow, more than double the operating cash flow generated in last year’s comparable quarter.  I am confident we have the right strategies in place to continue to grow our business and deliver consistent performance and value to shareholders.”

Wholesale Segments

For the fiscal 2016 third quarter, sales in the company’s upholstery segment increased 5.6% versus the prior year’s third quarter to $302.4 million.  In the casegoods segment, sales for the fiscal 2016 third quarter were $24.6 million, down 5.3% from last year’s third quarter.

Darrow commented, “Our upholstery segment’s operating margin performance of 10.9% was strong, particularly as last year’s third quarter included a benefit of two percentage points to the gross margin resulting from legal settlements.  During the period, our operating margin was driven by supply chain efficiencies relating to procurement and plant optimization. Additionally, the ERP system, which is operational across all branded facilities, is contributing to the improvement in our results, while the increased volume allows us to leverage the fixed-cost structure of our facilities.  A positive product mix shift, driven primarily by the power category, also helped drive the gross margin improvement for the quarter.”

Darrow added, “Our marketing programs are resonating with the consumer and she is reacting positively to our product offering.  During the quarter, we experienced growth across a number of distribution channels. While branded distribution is our primary vehicle for growth, principally through our 4-4-5 store build-out strategy, we are planning on continued growth with our other retail partners and this quarter demonstrated the potential we have in this area.  Moving forward, we see a lot of opportunity for our upholstery business.  Our brand platform is strong, we are increasing our share in the stationary category, we continue to innovate with great product, and we have potential for expanding sales throughout all distribution outlets.”

Darrow continued, “England, our other upholstery company, is expanding its product line and growing its customer base as it widens its geographical footprint, all while maintaining its best-in-class delivery performance.  The restructuring undertaken in our casegoods business is also delivering results. For the quarter, we more than doubled our operating margin, reflecting the success of our move to a pure-import model.  The majority of the casegoods sales decline for the period related to a higher percentage of sales of discounted products and collections sold in last year’s third quarter following the closure of the Kincaid manufacturing facility in Hudson, North Carolina.  Moving forward, we are continuing to work on shifting our product lines to include more lifestyle collections to appeal to today’s consumer.”

Retail Segment

For the fiscal 2016 third quarter, sales in the company’s retail segment increased 22.7% to $110.2 million versus the prior year’s third quarter.  On the core 101 stores included in last year’s comparable quarter, delivered sales for the segment increased 6.6%, or $5.6 million.  The business posted an 8.0% operating margin, a milestone for the business.

Darrow stated, “Our retail segment is continuing to grow and perform at a high level.  Excellent planning and promotional cadence throughout the period drove sales, and the increased volume allowed us to leverage the fixed-cost structure of the business, which consists primarily of occupancy and distribution-related costs.  We also improved the segment’s gross margin, fueled by an increase in In Home Design and custom orders as well as strong performance in the power category.”

Darrow added, “Expanding the size of the company-owned retail segment is one of our key strategies.  As we increase the number of company-owned stores, we will further benefit from the stacked wholesale/retail margin associated with our integrated retail model.  We are opening new stores as part of the 4-4-5 store build-out strategy and growing the company-owned retail business through strategic acquisitions of independent dealer stores. We quickly integrated into our portfolio the 10 stores we acquired in the fiscal 2016 second quarter, and they have been accretive from the start.”

La-Z-Boy Furniture Galleries® Store Network

For the third quarter of fiscal 2016, the La-Z-Boy store network, including both company-owned and independent-licensed stores, saw same-store written sales, which the company tracks as an indicator of retail activity, decrease 1.8% versus last year’s third quarter, when the company experienced a 6.5% increase over the prior year’s comparable quarter. Same-store written sales for the calendar 2015 period increased 2.9% over calendar 2014.

For the third quarter in fiscal 2016, total written sales, which include new and closed stores, decreased 0.3% compared with the fiscal 2015 comparable period.  At the end of the third quarter, the La-Z-Boy Furniture Galleries® store system was composed of 331 stand-alone stores, with 82 in the new concept design format.

Darrow commented, “We are maintaining a steady cadence of store activity and plan to open more than 20 new stores over the next 12-month period.  For fiscal 2016, we are on track to execute approximately 30 projects, including new stores, remodels and relocations, resulting in 13 net new stores.  During the third quarter, the network opened four new stores, remodeled three and closed three. For the fourth quarter of fiscal 2016, we are planning for eight new stores and one closure throughout the network.”

FISCAL 2016 PROJECTED* STORE ACTIVITY

	Total FY15	New	Closed	Acquired	Total FY16	Remodel	Relocation
Company-owned	110	5	(2)	10	123	2	—
Dealer-owned	215	12	(2)	(10)	215	10	—
Total	325	17	(4)	—	338	12	—

*Projects anticipated to be completed.

Balance Sheet and Cash Flow

During the quarter, the company generated $48.0 million in cash from operating activities.  La-Z-Boy ended the fiscal 2016 third quarter with $97.7 million in cash and cash equivalents, $31.4 million in investments to enhance returns on cash, and $9.0 million in restricted cash.  During the quarter, the company had $5.9 million in capital expenditures, paid $5.0 million in dividends, and spent $10.6 million purchasing 0.4 million shares of stock in the open market under its existing authorized share purchase program, with remaining authorization to purchase 4.6 million shares.

Dividend

The board of directors declared a regular quarterly cash dividend of $0.10 per share on the company’s stock.  The dividend will be paid on March 10, 2016, to shareholders of record as of February 29, 2016.

Business Outlook

Darrow concluded, “We remain optimistic about our positioning in the marketplace and about our prospects.  Although the macroeconomic environment remains somewhat volatile, we believe we have solid strategies in place to deliver ongoing profitable growth throughout the enterprise.  With a strong brand, relevant product offering, lean operating structure and vast distribution network, we are confident we will continue to return long-term value to shareholders.”

Conference Call

La-Z-Boy will hold a conference call with the investment community on Thursday, February 18, 2016, at 8:30 a.m. eastern time.  The toll-free dial-in number is 877.407.0778; international callers may use 201.689.8565.

The call will be webcast live, with corresponding slides, and archived on the Internet.  It will be available at http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-calendar. A telephone replay will be available for a week following the call. This replay will be accessible to callers from the U.S. and Canada at 877.660.6853 and to international callers at 201.612.7415. Enter Conference ID #13629938.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La-Z-Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) the possibility of another recession; (c) changes in the real estate and credit markets and their effects on our customers, consumers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports and exports; (g) interest rate and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions (e.g. port strikes); (i) changes in the domestic or international regulatory environment; (j) adoption of new accounting principles; (k) severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (l) our ability to procure fabric rolls and leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (m) information technology conversions or system failures and our ability to recover from a system failure; (n) effects of our brand awareness and marketing programs; (o) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (p) litigation arising out of alleged defects in our products; (q) unusual or significant litigation; (r) our ability to locate new La-Z-Boy Furniture Galleries® stores (or store owners) and negotiate favorable lease terms for new or existing locations; (s) the results of our restructuring actions; (t) the impact of potential goodwill or intangible asset impairments; and (u) those matters discussed in Item 1A of our fiscal 2015 Annual Report on Form 10-K and other factors identified from time-to-time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-sec.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-alerts&t=&id=&.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery segment companies are England and La-Z-Boy. The Casegoods segment consists of three brands: American Drew, Hammary, and Kincaid. The company-owned Retail segment includes 123 of the 331 La-Z-Boy Furniture Galleries® stores.

The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 331 stand-alone La-Z-Boy Furniture Galleries® stores and 573 independent Comfort Studio® locations, in addition to in-store gallery programs for the company’s Kincaid and England operating units. Additional information is available at http://www.la-z-boy.com/.